UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Dean Foods Company
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Dean Foods Company

April 29, 2019

Supplement to Proxy Statement Dated March 26, 2019 – Election of Director Nominees;

Auditor Selection Ratification

In connection with the solicitation of proxies for the 2019 Annual Meeting of Stockholders of Dean Foods Company (the “Company”) to be held on May 8, 2019, we are writing to provide additional information about the fees paid to an affiliate of Deloitte & Touche LLP (“Deloitte”) for non-audit services in 2018 disclosed in the Company’s proxy statement.  As discussed below, the Audit Committee took appropriate steps to properly satisfy its oversight responsibilities and help ensure Deloitte’s continued independence.  Accordingly, we urge stockholders to vote today “FOR” all members of the Audit Committee and “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for 2019.

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The Company Selected Deloitte Consulting Following a Competitive Process and Based on Industry-Specific Expertise

As part of the Company’s numerous and ongoing enterprise-wide transformation efforts to enhance its competitiveness and profitability, the Company engaged multiple advisors.  One of those advisors was Deloitte Consulting LLP (“Deloitte Consulting”), an affiliate of Deloitte.  Specifically, as disclosed in the proxy statement, “All Other Fees” paid by the Company for services during 2018 include fees paid (as well as costs that were reimbursed to Deloitte Consulting) for discrete, permissible non-audit advisory services related to providing insights and recommendations for certain of our business transformation opportunities, as part of the design and implementation of our enterprise-wide cost productivity program.

The Company engaged Deloitte Consulting for these services after conducting a competitive process.  Deloitte Consulting was invited to participate along with several other professional services firms.  Deloitte Consulting was ultimately selected based on extensive expertise and experience in this area that made it the preferred choice for the engagement and in the best interests of stockholders. Moreover, the selection of Deloitte Consulting was based on the understanding that the services would be focused on one project and completed over a limited period.  In fact, Deloitte Consulting’s services were completed in September 2018, and the Audit Committee does not expect to incur any significant non-audit fees for advisory services in the future.

The Audit Committee Acted to Monitor Deloitte’s Continued Independence

Leading up to and throughout this limited, one-time engagement of Deloitte Consulting, the Audit Committee, satisfying its oversight responsibilities, confirmed that the engagement complied with all laws, including all applicable provisions of Sarbanes-Oxley Act of 2002, as well as all relevant SEC regulations, and took specific and appropriate steps to help ensure Deloitte’s continued independence.  For example, the Audit Committee reviewed and pre-approved Deloitte Consulting’s engagement as well as the proposed fees.  In doing so, the Audit Committee engaged in a thoughtful process that included considering any potential impact on Deloitte’s independence.  As part of the independence assessment, the Audit Committee considered the nature and permissibility under applicable rules of the proposed services, the fixed fee structure and amount of proposed fees, and the monitoring and reporting processes to be implemented in connection with the engagement.  These processes included monitoring at both Deloitte and the Company, and quarterly reporting to the Audit Committee that included positive affirmations of Deloitte’s independence and a discussion of the fees actually incurred during each quarter.  The Committee also considered the fact that this was a one-time engagement with no likelihood of recurring work on similar projects.  As a result, the Audit Committee concurred with the conclusions by Deloitte and the Company that these services were permissible and that this specific, limited engagement of Deloitte Consulting did not in any way affect Deloitte’s independence.

The Audit Committee is Composed of Highly Qualified, Independent Directors

The Audit Committee comprises four highly qualified, independent directors with the skills and experience necessary to oversee the validity and compliance of our financial statements and the performance of our auditor.  They each possess broad backgrounds and bring valuable expertise in a range of areas including finance and financial reporting, strategy, business planning, operations and the consumer food and beverage industries.

The Board of Directors Urges Stockholders to Vote in Support of its Audit Committee Members and Auditor

Based on the Audit Committee’s independence, expertise and extensive oversight, as well as Deloitte Consulting’s specific qualifications for this one-time, limited engagement, we believe that stockholder support for the election of the Audit Committee members and ratification of the auditor is appropriate.

The Board of Directors urges stockholders to vote today:

•	“FOR” each director nominee, including Janet Hill, J. Wayne Mailloux, Helen E. McCluskey and B. Craig Owens
•	“FOR” Proposal 2, ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2019

This Supplement is first being released to stockholders on or about April 29, 2019 and should be read together with the Proxy Statement.